                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement           / / Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2)
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             Pyramid Breweries Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            [PYRAMID BREWERIES LOGO]

                             PYRAMID BREWERIES INC.
                           91 SO. ROYAL BROUGHAM WAY
                           SEATTLE, WASHINGTON 98134

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of the shareholders of Pyramid Breweries Inc. (the "Company") will be held at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington on Thursday, May 21, 1998 at 10:00 a.m., for the following purposes:

          1. To elect two directors.

          2. To approve amendments to the 1995 Employee Stock Option Plan.

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 1, 1998 are entitled to notice of and to vote at the meeting.

     All shareholders are requested to be present in person or by proxy. For the convenience of those shareholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

     Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since one-third of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

                                      By Order of the Board of Directors


                                      /s/ GEORGE HANCOCK
                                      George Hancock
                                      Chairman
April 14, 1998

                            [PYRAMID BREWERIES LOGO]

                             PYRAMID BREWERIES INC.

                                PROXY STATEMENT

                 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

                                  MAY 21, 1998

                      SOLICITATION AND REVOCATION OF PROXY

     The enclosed proxies are solicited by the Board of Directors of Pyramid Breweries Inc. (the "Company" or "Pyramid") to be voted at the annual meeting of shareholders to be held on May 21, 1998, or any adjournments thereof (the "Annual Meeting"). The individuals named as proxies are George Hancock and John Stoddard. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to shareholders on or about April 15, 1998.

     All shares represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, the shares will be voted for the proposals listed herein and on the proxy. A shareholder giving a proxy has the power to revoke it at any time before it is voted.

     At the close of business on April 1, 1998, there were 8,211,453 shares of common stock, par value $.01 per share (the "Common Stock"), outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors. Only shareholders of record at the close of business on April 1, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. The holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum.

     In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and regular employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact. All reasonable proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. The Company does not currently intend to employ any other party to assist in the solicitation process.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 1, 1998, for (i) each person known to the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, and (iii) all of the Company's executive officers and directors as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power. Except as otherwise noted, the address of the named shareholder is c/o Pyramid Breweries Inc., 91 South Royal Brougham Way, Seattle, Washington 98134.

                                                              SHARES BENEFICIALLY
                                                                     OWNED
                                                              --------------------
                      NAME AND ADDRESS                         NUMBER      PERCENT
                      ----------------                        ---------    -------
George Hancock..............................................  1,110,000     13.5%
John Stoddard(1)............................................  1,141,750     13.9
John T. Bryce(2)............................................    896,700     10.9
George C. Textor, Jr.(2)....................................     10,000      *
Thomas Schwalm(1)...........................................      3,000      *
Brian Larson(3).............................................     37,400      *
  10607 60th Avenue West
  Mukilico, Washington 98275
All executive officers and directors as a group (10
  persons)..................................................  3,253,738     39.6
John E. Morse(4)............................................    433,550      5.3
  1824 East Madison
  Seattle, Washington 98122
Peter T. Morse(5)...........................................    438,300      5.3
  1824 East Madison
  Seattle Washington 98122
Marcia L. Ellis(5)..........................................    438,300      5.3
  1824 East Madison
  Seattle Washington 98122
Janet Morse(4)..............................................    433,550      5.3
  1824 East Madison
  Seattle Washington 98122
Brookhaven Capital Management Co. Ltd.(6)...................    427,925      5.2
  3000 Sandhill Road
  Building 3, Suite 105
  Menlo Park, California 94025

---------------
  * Less than 1.0%.

(1) Includes 2,500 vested options from the Non-Employee Directors Stock Option Plan.

(2) Includes 5,000 vested option from the Non-Employee Directors Stock Option Plan.

(3) Includes 36,900 vested options and shares subject to options exercisable within 60 days of April 1, 1998. Mr. Larson resigned from the Company effective October 31, 1997.

(4) John E. Morse and Janet Morse are married to each other and each may be deemed to beneficially own the shares of Common Stock held by the other.

(5) Peter T. Morse and Marcia L. Ellis are married to each other and each may be deemed to beneficially own the shares of Common Stock held by the other.

(6) The information provided with respect to Brookhaven Capital Management Co. Ltd. is based solely on statements filed with the Securities and Exchange Commission. The shares set forth in the table are owned by a group which consists of the following entities:

    Focused Capital Partners, L.P., a Delaware limited partnership ("FCP") (formerly called Brookhaven Partners, L.P.), Cadence Fund, L.P., a Delaware limited partnership ("CF"), Watershed Partners, L.P., a Delaware limited partnership ("WP"); Brookhaven Capital Management Co., Ltd., a New York corporation ("BCM"); Brookhaven Capital Management, LLC, a California limited liability company ("LLC"); Piton Partners, L.P., a Delaware limited partnership ("Piton"); Skye Investment Advisors, LLC, a Delaware limited liability company ("Skye"); Skye Investments, Inc., a Nevada corporation ("SII"); Vincent A. Carrino ("Carrino"); Daniel R. Coleman ("Coleman"); Paul
    L. McEntire ("McEntire"), and Robert W. Lishman ("Lishman").

    The business address of RCM, LLC, Piton, FCP, CF, WP ad Carrino is 3000 Sandhill Road, Building 3, Suite 105, Menlo Park, California 94025. The business address of Coleman is 500 108th Avenue NE, Suite 380, Bellevue, Washington 98004. The business address of Skye, McEntire and Lishman is 985 University Avenue, Suite 26, Los Gatos, CA 95032. The business address of SII is P.O. Box 12305, Zephyr Cove, NV 89448.

    BCM is an investment adviser to various accounts, including FCP, CF and WP, which are investment limited partnerships. Carrino and Coleman are the general partners of FCP, CF and WP. Carrino is the sole director and president of BCM. Piton is an investment limited partnership. LLC is a general partner of Piton and an investment adviser to Piton and another account. Carrino is the sole Manager and the majority member of LLC. Skye is an investment adviser and the other general partner of Piton. SII is the manager and majority member of Skye. McEntire is Chairman and Managing Director of Skye and Chairman, CEO and Director of SII. Lishman is a Director of Skye.

    The Beneficial ownership of the shares of Common Stock is as follows:

                             AGGREGATE
                           BENEFICIALLY
                               OWNED           VOTING POWER     DISPOSITIVE POWER
                         -----------------   ----------------   ------------------
         NAME            NUMBER    PERCENT    SOLE    SHARED     SOLE      SHARED
         ----            -------   -------   ------   -------   -------   --------
BCM....................  427,925     5.2%    25,500   402,425   25,500    402,425
CF.....................        0       0%         0         0        0          0
WP.....................  136,000     1.7%         0   136,000        0    136,000
FCP....................        0       0%         0         0        0          0
Carrino................  330,100     4.0%    41,400   288,700   41,400    288,700
Coleman................  136,000     1.7%         0   136,000        0    136,000
LLC....................  152,700     1.9%         0   152,700        0    152,700
Piton..................   48,500     0.6%         0    48,500        0     48,500

                             ELECTION OF DIRECTORS

     The Board of Directors currently has five members. The Board is divided into three classes. Initially, Class I directors were elected for one year, Class II directors for two years and Class III directors for three years. Successors to the class of directors whose term expires at any annual meeting shall be elected for three-year terms. Each of John Bryce and George Textor is nominated as a member of Class III to serve for a three-year term until the annual meeting of the shareholders in 2001 and until his successor is elected and qualified. Unless otherwise directed, the persons named in the proxy intend to cast all proxies in favor of the nominees, Messrs. Bryce and Textor.

     Each of the nominees has indicated that he is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The Proxies being solicited hereby will be voted for no more than two nominees at the 1998 Annual Meeting.

VOTE REQUIRED

     The two nominees receiving the largest number of votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present, will be elected as Class III directors. Shareholders do not have cumulative voting rights in the election of directors.

     THE BOARD RECOMMENDS A VOTE IN FAVOR OF ELECTION TO THE BOARD OF EACH OF THE NOMINEES.

DIRECTORS

     The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

                                                                                          EXPIRATION
                  NAME                        CURRENT POSITION WITH COMPANY(1)     AGE     OF TERM
                  ----                        --------------------------------     ---    ----------
George Hancock...........................    Chairman of the Board and Chief       53        1999
                                               Executive Officer
John Stoddard............................    President and Chief Operations        38        2000
                                               Officer
John T. Bryce............................    Director                              47        1998
Thomas Schwalm...........................    Director                              53        2000
George C. Textor.........................    Director                              53        1998

---------------
(1) For a description of certain committees of the Board of Directors and the members of such committees, see "Committees of the Board of Directors" below.

     GEORGE HANCOCK has served as Chief Executive Officer since May 1992, as President from July 1995 until December 1996 and as Chairman of the Board of the Company since January 1997. Mr. Hancock previously served as Chairman of the Board of the company from July 1989 until July 1995 and has been a director since 1989. He was President of Penknife Computing, Inc., a computer software company, from 1988 to May 1992. Mr. Hancock was previously employed by the international accounting firm of Coopers & Lybrand, where he was primarily responsible for management consulting projects. Mr. Hancock was also the founder of two startup software companies in England and the United States. He was awarded a Masters Degree in Business Administration by Cranfield Institute of Technology, England in 1981. He qualified as an accountant in England in 1967.

     JOHN STODDARD served as Chairman of the Board from July 1995 to January 1997 and has been a director of the Company since 1989. In January 1997, he became President and Chief Operating Officer. Mr. Stoddard is primarily responsible for brewery operations, sales and construction of new breweries for the Company. Mr. Stoddard owned and operated a winery, Paul Thomas Wines, Ltd. from July 1989 until the sale of the business to Associated Vinters in 1994. Mr. Stoddard has substantial experience in real estate development and construction. He was employed by Northwest Building Corporation, a company primarily engaged in real estate investment, development, and management, as its Director of Construction from 1982 to 1989.

     JOHN T. BRYCE has been a director of the Company since 1989 and served as President of the Company from July 1989 until July 1995. He has been active as a consultant to the Board advising and assisting on the Company's expansion program. Mr. Bryce received an undergraduate degree in Business Studies in Marketing and Management and a Master of Science from the University of Wisconsin.

     GEORGE C. TEXTOR, JR. has been a director of the Company since December 1995. Mr. Textor is a founding General Partner of Capstan Partners, a private equity investment fund. From 1981 to 1988 Mr. Textor was a founding General Partner and Senior Vice President in the Corporate Finance Department of Cable Howse and Ragen (now Ragen MacKenzie Inc.), a regional investment banking and brokerage firm. Prior to that he worked for Seattle Trust and Savings Bank (now Key Bank) from 1971 to 1981 as a Commercial Lending Officer and Vice President and Manager of the Bank's main branch. He is a graduate of Lehigh University and received his MBA from the University of Washington.

     THOMAS SCHWALM has been a director of the Company since February 1997. Mr. Schwalm founded Greenwich Beverage Group, a firm that provides consulting services to the beverage industry, in 1993, and he also is a founder of South Beach Beverage Co., which manufactures and distributes a line of non-alcoholic teas and juices. During 1992 until it was sold in 1993, Mr. Schwalm served as President of Barton Beers, Inc., the U.S. importer for, among others, Corona and Tsing Tao. Barton Beers, Inc. also owned Steven's Point Brewing Company, a craft brewer located in Wisconsin. From 1984 to 1992, Mr. Schwalm was Vice President of Sales and Marketing for Dribeck Importers, Inc., the U.S. importer of Beck's Beer. Before that, he spent two years as Group Marketing Director with The Stroh Brewing Co. and fourteen years in various sales and marketing positions with Jos. Schlitz Brewing Co., including four years as Old Milwaukee Brand Director. Mr. Schwalm earned a Bachelors Degree from the University of Wisconsin in 1968.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has an Audit Committee and a Compensation Committee. The Audit Committee, currently comprised of Messrs. Textor, Schwalm and Bryce, recommends the selections of the Company's independent auditors and consults with the independent auditors on the Company's internal accounting controls. The Audit Committee met four times during 1997. The Compensation Committee, currently comprised of Messrs. Schwalm and Textor, recommends to the Board salaries and bonuses for the Company's executive officers and administers the Company's 1995 Employee Stock Option Plan. The Compensation Committee did not meet formally during 1997. The Board of Directors met six times during 1997. Each member of the Board of Directors attended at least 80% of the Board meetings. Each member of the Board who also served on one of the committees of the Board attended 100% of the meetings of all committees on which he served.

EXECUTIVE COMPENSATION

     Compensation Summary. The following table summarizes the annual compensation for services rendered during 1997 and 1996 for the Company's chief executive officer and its other executive officers whose salary and bonus exceeded $100,000 in 1997 ("Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
                                                            -----------------------      ALL OTHER
          NAME AND PRINCIPAL POSITION                        SALARY(1)      BONUS     COMPENSATION(2)
          ---------------------------                       ------------   --------   ---------------
George Hancock, Chief Executive Officer and
  Chairman of the Board.........................  1997        $153,600        $0          $1,146
                                                  1996         155,769         0           8,668
John Stoddard, Chief Operating Officer and
  President.....................................  1997         128,400         0               0
                                                  1996               0         0               0
Brian Larson, Vice President -- Sales(3)........  1997         112,000         0               0
                                                  1996         112,908         0           7,339

---------------
(1) Includes a car allowance.

(2) Consists of the Company's matching and 1996 profit sharing contribution to the 401(k) plan.

(3) Mr. Larson resigned from the Company, effective October 31, 1997.

GRANTS OF STOCK OPTIONS

     There were no stock option grants to any named executive officers in 1997.

YEAR END OPTIONS

     The following table sets forth information concerning the number and value of options held by the named executive officers on December 31, 1997. No stock options were exercised by the named executive officers during the year ended December 31, 1997.

                             YEAR END OPTION VALUES

                                                 NUMBER OF SECURITIES           VALUES OF UNEXERCISED
                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                 OPTIONS AT YEAR END                AT YEAR END(3)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
George Hancock.............................         0               0               0             0
John Stoddard(1)...........................     2,500           2,500               0             0
Brian Larson(2)............................    36,900          36,900               0             0

---------------
(1) The exercise price of these options is $12.25 per share of common stock.

(2) The exercise price of these options is $19.00 per share of common stock.

(3) The closing price on the NASDAQ National Market on December 31, 1997 was $2.69.

EMPLOYMENT AGREEMENTS

     Mr. Hancock has an employment agreement with the Company of indefinite duration that provides for an annual base salary of $150,000. Mr. Hancock also may receive a personal performance bonus of up to $20,000 and a corporate performance bonus of up to $30,000 annually. The agreement has a covenant not to compete during this employment and for a period one year following the termination of employment. If Mr. Hancock's employment is terminated without cause, he will receive his annual base salary for a period of two years following the date of such termination.

     Mr. Larson's employment with the Company terminated on October 31, 1997. Mr. Larson remains subject to a covenant not to compete for a period of one year after the date his employment with the Company terminated.

COMPENSATION OF DIRECTORS

     Each non-employee director receives a fee of $385 for each Board meeting attended. All directors are reimbursed for out of pocket expenses for each Board meeting attended, and non-employee directors also participate in the Non-Employee Directors Stock Option Plan ("Director Plan").

     The Director Plan provides for grants of stock options covering 2,500 shares of Common Stock to be made automatically on the date of each annual meeting of shareholders commencing with the 1996 annual shareholders meeting, to each non-employee director of the Company, so long as shares of Common Stock remain available under the Directors Plan. The exercise price under each option is the fair market value of the Common Stock on the date of grant. Each option expires in ten years after grant or one year after the death of the recipient director. A total of 125,000 shares of Common Stock are reserved for future grants of options under the Directors Plan. During 1997, 7,500 options were granted under the Directors Plan: 2,500 shares each to Messrs. Bryce, Schwalm and Textor.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during calendar 1997 were, Messrs. Schwalm and Textor.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company (the "Committee") determined and administered the compensation of the Company's executive officers during 1997.

     Compensation Philosophy. The Committee endeavors to ensure that the compensation programs for executive officers of the Company are effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its shareholders. The Committee seeks to align total compensation for management with corporate performance. The Committee places emphasis on variable, performance-based components, such as stock option awards and cash bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short- and long-term incentive compensation programs are intended to reinforce management's commitment to enhancement of profitability and shareholder value.

     The Committee took into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's executive officers during 1997. While the Committee considered such corporate performance measures as net income, margins and rate of revenue increase, the Committee did not apply a specific quantitative formula in making compensation decisions. The Committee also recognized qualitative factors, such as demonstrated leadership ability.

     Base salaries for the executive officers were established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position and the salaries paid to comparable officers by companies which are competitors of the Company. Salaries are reviewed periodically and adjusted as warranted to reflect individual performance. The Committee focused primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution.

     From time to time, executive officers have been eligible to receive incentive compensation awards under the Company's annual bonus plan and stock option plan, based upon corporate and individual performance. In approving grants and awards under the bonus plan and the option plan, the Committee considered the quantitative and qualitative factors and industry comparisons related to sales and earnings growth.

     In general, compensation payments in excess of $1 million to the CEO are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). However, certain performance based compensation is not subject to such limitation. The Company's stock option plan currently qualifies for such performance based exception. The Company does not expect that its cash compensation payable to the CEO will exceed the $1 million limitation during fiscal 1998.

     Chief Executive Officer Compensation. In evaluating the compensation of George Hancock, Chairman and Chief Executive Officer of the Company for 1997, the Committee placed particular emphasis on Mr. Hancock's strong leadership in managing the business through a difficult year.

     The Committee noted that the Company's distribution now spans 37 states, up from 31 states at the beginning of 1997. The new alehouse located in Berkeley, California, which opened in February, 1997, contributed $3.2 million in sales in 1997. Due to the more competitive market facing craft brewers, the Company closed its Kalama, Washington plant in November of 1997 and redistributed production of its products between the Seattle and Berkeley breweries. The closure of the plant reduced total brewing capacity to 172,000 barrels. For the year, the Company's net sales increased 14.6% to $27.5 million compared to $24 million in 1996. Although the Company experienced a 9.5% decrease in beer sales, the acquisition of the Thomas Kemper Soda line in March of 1997 contributed $2.9 million in sales for the year and retail sales generated at the Company's two alehouses increased 68.4% to $6.4 million in 1997. However, due to both the increasingly competitive market and restructuring charges, the Company experienced a net loss of $2.1 million for the year.

     In accordance with the compensation philosophy described above, the Committee kept Mr. Hancock's base salary at its prior year level of $150,000 for 1997, and did not award a cash bonus for personal or corporate performance. Mr. Hancock was also eligible to receive, but was not awarded stock options.

                                          1997 Compensation Committee
                                          Thomas Schwalm
                                          George C. Textor, Jr.

PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: Boston Beer Company, Pete's Brewing Company, Redhook Ale Brewery Incorporated, Big Rock Brewery, Ltd., Minnesota Brewing Company.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
        AMONG PYRAMID BREWERIES INC., THE S&P 500 INDEX AND A PEER GROUP

                                                            PYRAMID
               MEASUREMENT PERIOD                          BREWERIES,
             (FISCAL YEAR COVERED)                            INC.          PEER GROUP          S&P 500
12/14/95                                                       100               100               100
12/95                                                           84                91               100
12/96                                                           21                43               123
12/97                                                           14                27               167

---------------
* $100 invested on 12/14/95 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

                  AMENDMENT OF 1995 EMPLOYEE STOCK OPTION PLAN

     In 1995, the Board of Directors of the Company adopted the 1995 Employee Stock Option Plan (the "1995 Plan"). A copy of the 1995 Plan may be obtained upon written request to the Company's Secretary. The 1995 Plan was approved by the shareholders in 1995 and is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Under the 1995 Plan, the Company is authorized to issue 615,000 shares of Common Stock upon the exercise of options granted under the 1995 Plan. The 1995 Plan limits the amount of options which can be granted to one employee in any year to 50,000 shares. The Board of Directors has approved amendments to the 1995 Plan which would increase the number of options which may be granted under the 1995 Plan to 815,000 shares and which would eliminate the annual limit on grants to a single employee. The shareholders are being requested to approve these amendments to the 1995 Plan.

     The purpose of the 1995 Plan is to enable the Company to attract and retain employees of ability and experience, and to furnish such personnel significant incentives to improve operations and increase profits of the Company. The 1995 Plan is a broad-based plan; approximately seven employees received an aggregate of 282,000 stock option grants under the 1995 Plan in fiscal year 1997. In fiscal years 1995 and 1996, the total number of stock options granted by the Company exceeded exercise prices which are substantially higher than the current market price of the Common Stock and thus offer little economic incentive to the employees who hold such options. Currently, there are no shares available for future option grants. The Board continues to believe that equity-based incentive compensation is a key component of employee compensation and that it is important to the ongoing success of the Company to be able to offer stock options to employees. Accordingly, the Board has increased the number of shares of Common Stock subject to the 1995 Plan by 200,000 shares, which represents approximately 2.3% of the Company's outstanding shares plus outstanding options at the date hereof.

     The Board also believes that the 50,000 share annual limit on the number of options which may be granted to an employee unnecessarily restricts the Board's ability to attract quality executives. In its search for a new Chief Financial Officer during 1997, the Board determined that an important component of the overall compensation package was the amount of options which could be granted. In its negotiations with Mr. Richard Denmark, who was hired by the Board as Chief Financial Officer, the Board determined that to obtain his services it was necessary to grant options to Mr. Denmark in excess of the 50,000 share annual limit. Consequently, as part of Mr. Denmark's employment agreement, the Board granted him non-qualified stock options for 175,000 shares at a price of $2.875 per share. These options vest ratably over a 3 year period and have a term of 10 years. As a consequence of Mr. Denmark's employment agreement, the Board has determined that it is desirable to amend the 1995 Plan to eliminate the annual share limitation on options grants. The Board is also asking that shareholders ratify the grant of options for 175,000 shares to Mr. Denmark. In the event that the shareholders do not ratify the grant to Mr. Denmark, the Board intends to grant options to Mr. Denmark at times and amounts as permitted under 1995 Plan to cause Mr. Denmark to receive the full economic benefit of the options granted him under his employment agreement. The Board has not discussed specific terms of any such future grants with Mr. Denmark.

     In general, the 1995 Plan currently authorizes the Company to grant stock options, either non-qualified stock options or incentive stock options (as defined in section 422 of the Internal Revenue Code) to purchase up to 615,000 shares of Common Stock. The purchase price of each share of Common Stock covered by an option may not be less than 100% of the fair market value of Common Stock on the date of grant. The maximum number of options which may be granted to any individual in any calendar year is 50,000. The Compensation Committee has the authority to select individuals who are to receive options and to specify the terms and conditions of each option so granted, including the number of shares covered by the option, the type of option (incentive stock option or non-qualified stock option), the exercise price, vesting provisions, and the overall option term.

     Approval of the amendments to the 1995 Plan as described above, including the ratification of the grant to Mr. Denmark, requires the affirmative vote of a majority of the outstanding shares of Common Stock represented in person or by proxy at the meeting. In the event that the amendments to the 1995 Plan are not adopted by the shareholders, the terms of the existing 1995 Plan will remain in effect, and the Board will enter into new agreements with Mr. Denmark to give him the economic benefit of the option grant contained in his employment agreement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THIS PROPOSAL.

                              CERTAIN TRANSACTIONS

     During 1997, the Company had a loan payable to Mr. John Stoddard, an officer and director of the Company. The interest rate on the unsecured loan was prime plus 1/2%. The loan and accrued interest totaling $159,785 was repaid in full prior to December 31, 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any equity security of the Company are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal 1997 such SEC filing requirements were satisfied with the following exceptions: Mr. Schwalm, a director of the Company, filed one late Form 4 with respect to one transaction, Mr. Textor, a director of the Company, had two late Form 4 reports which reported one transaction each and Mr. Bryce, also a director of the Company, filed one late Form 4 with respect to one transaction.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company no later than December 31, 1998. Proposals may be mailed to the Company, to the attention of the Secretary, 91 So. Royal Brougham Way, Seattle, Washington 98134.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ GEORGE HANCOCK
                                          George Hancock
                                          Chairman

                                 DIRECTIONS TO
             PYRAMID BREWERIES INC. ANNUAL MEETING OF STOCKHOLDERS

           HYATT REGENCY BELLEVUE AT BELLEVUE PLACE, REGENCY BALLROOM
                             900 Bellevue Way N.E.
                               Bellevue, WA 98004
                                 (425) 462-1234

                       Map to Hyatt Regency, Bellevue WA

There are three freeways that access the hotel. You may approach from I-90 (East-West), I-405 (North-South) and State Route 520 (East-West). Take I-405 if you are coming from a location North or South of Bellevue. If you are coming from downtown Seattle, take I-90 or State Route 520, whichever is closest.

                                     I-405

Take the N.E. 8th St. Exit, Westbound over the bridge, which puts you on N.E. 8th St. Stay on N.E. 8th St. going West. At the cross street of 106th Ave. N.E., you will see a Washington Mutual Bank on the right hand side. The next driveway after the bank will be the entrance to the Bellevue Place complex. You may enter and park here. You will see signs directing you toward the hotel elevator which brings you into the hotel lobby. From the hotel lobby, take the stairs or elevator to the third floor and the Regency Ballroom.

                                 I-90 EASTBOUND

Take I-405 North. Take N.E. 8th Street Westbound and proceed as directed above.

                                     SR 520

Take I-405 South. Take N.E. 8th Street Westbound and proceed as directed above.

                                SEA-TAC AIRPORT

     Follow "To All Freeways" sign and take the I-405 North Exit at Southcenter and proceed as directed above.

THREE HOURS OF VALIDATED SELF-PARKING IS AVAILABLE IN THE HOTEL PARKING GARAGE.
 FOR VALIDATION, PLEASE BRING YOUR PARKING TICKET TO THE PYRAMID BREWERIES INC.
            SIGN-IN DESK LOCATED JUST OUTSIDE THE REGENCY BALLROOM.

PROXY

                             PYRAMID BREWERIES INC.
                           91 SO. ROYAL BROUGHAM WAY
                           SEATTLE, WASHINGTON 98134

            FOR THE ANNUAL MEETING TO BE HELD THURSDAY, MAY 21, 1998

       THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF THE COMPANY

Revoking any such prior appointment, the undersigned, a shareholder of Pyramid Breweries Inc., hereby appoints George Hancock and John Stoddard and either of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Corporation at the Annual Meeting of Shareholders of said Corporation to be held at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington, on May 21, 1998 at 10:00 A.M. local time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



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

                                                                                                                  PLEASE MARK    [X]
                                                                                                                  YOUR VOTES AS
                                                                                                                  INDICATED IN
                                                                                                                  THIS EXAMPLE.

                     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED,
                                       THIS PROXY WILL BE VOTED FOR THE FOLLOWING PROPOSALS:

                                                 WITHHOLD
                                       FOR         VOTE                                                   FOR     AGAINST   ABSTAIN
Proposal 1. Election of the Board      [ ]         [ ]        Proposal 2. Amendment of 1995 Employee      [ ]       [ ]       [ ]
            of Directors:                                                 Stock Option Plan

  Nominees: John Bryce, George Textor, Jr.                    With respect to the transaction of such other business as may properly come before the Meeting, Proxyholder, in his sole discretion, will
  (Instruction: to withhold authority                         vote the proxy as he may see fit. When shares are held by joint
  to vote for any individual nominee,                         tenants, both should sign. When signing as attorney, as executor,
  write the nominee's name in the                             administrator, trustee or guardian, please give full title as such;
  space provided below.)                                      if a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership
_______________________________________                       name by authorized person.



                                                                     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                                                                                      USING THE ENCLOSED ENVELOPE.


                                                                      YOUR NAME AND ADDRESS ARE SHOWN AS REGISTERED -- PLEASE
                                                                        NOTIFY THE CORPORATION OF ANY CHANGE IN YOUR ADDRESS.


Signature______________________________________ Signature if held jointly_________________________________ Dated______________, 1998
Please sign exactly as name appears.

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